Exhibit 99.1


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FOR IMMEDIATE RELEASE
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Espey Mfg. & Electronics  Corp.'s revenues climb to record levels for the fiscal year ended June 30th 2007. Company announces an increased dividend.

Saratoga Springs, NY, August 20, 2007- Espey Mfg. & Electronics Corp. (AMEX:ESP) announces results for its fiscal year and fourth quarter, both ended June 30, 2007.

For the fiscal year ended June 30, 2007, the Company reported record net sales of $27.6 million, compared with $20.8 million for the prior fiscal year. Net income increased more than 63% to $2,544,720, $1.23 per diluted share for the year, compared with net income of $1,558,016, $.76 per diluted share, for the fiscal year ended June 30, 2006. At June 30, 2007, the sales order backlog was $36.3 million, compared with last year's $37.7 million on June 30, 2006.

For the fourth quarter ended June 30, 2007, net sales increased by nearly 13%, $848,333, to $7.4 million, compared with last year's fourth quarter net sales of $6.5 million. Net income for the fourth quarter ended June 30, 2007 was $807,729, $.39 per diluted share, compared with net income of $700,955, $.34 per diluted share, for the corresponding period last year.

Mr. Howard Pinsley, President & CEO, commented "We are very pleased with our success for the recently concluded fiscal year, resulting in strong increases in both revenues and net income. Our sales order backlog of $36.3 million reflects that our Company is well positioned for the future."

Furthermore, the Espey Board of Directors has declared an increased cash dividend. The regular first quarter dividend for the fiscal year ending June 30, 2008 will be increased from $.15 to $.175, per share. The dividend will be payable on September 21, 2007, to all shareholders of record at September 4, 2007.

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Espey's  primary  business  is  the  development,   design,  and  production  of
specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com. For further information, contact Mr.
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David O'Neil or Howard Pinsley at (518) 245-4400.


This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.



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Espey  Mfg.  &  Electronics   Corp.   comparative   unaudited   three-month  and
twelve-month figures for the periods ended June 30, 2007 and 2006.
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                                  Three Months               Twelve Months
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                               2007         2006          2007           2006
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Sales:                       $7,405,438   $6,557,105   $27,656,359   $20,851,571

Net Income:                     807,729      700,955     2,544,720     1,558,016

Income per share:

     Basic                          .39          .35          1.24           .77

     Diluted                        .39          .34          1.23           .76


Weighted average number of
Shares outstanding:
     Basic                    2,060,028    2,019,330     2,048,626     2,012,761
     Diluted                  2,101,553    2,053,770     2,077,664     2,049,455
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